Exhibit 4.1

KELLOGG COMPANY

OFFICERS’ CERTIFICATE

The undersigned, Joel A. Vander Kooi, Vice President – Treasurer, and Gary H. Pilnick, Vice Chairman, Corporate Development and Chief Legal Officer, Senior Vice President and Secretary, of Kellogg Company, a Delaware corporation (the “Company”), do hereby certify that pursuant to the authority granted in resolutions (the “Resolutions”) adopted by the Board of Directors of the Company on April 29, 2021; and pursuant to Section 2.3 of the Indenture, dated as of May 21, 2009 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), there is established a series of securities under the Indenture with the following terms:

1. The securities are entitled (i) the “0.500% Senior Notes due 2029” (“the Notes”).

2. The Notes are limited in aggregate principal amount to €300,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.8, 2.9, 2.11 or 12.3 of the Indenture); provided the Company may, without the consent of holders of the Notes, issue additional Notes having the same ranking and the same interest rate, maturity and other terms as the Notes (except for the issue date and, in some cases, the public offering price and the first interest payment date, and the initial interest accrual date), which additional Notes will constitute as single series of debt securities under the Indenture.

3. The price to the public of the Notes was 99.579% of the principal amount, plus accrued interest, if any, from May 20, 2021.

4. The principal amount of the Notes will mature on May 20, 2029, subject to the provisions of the Indenture relating to acceleration.

5. The Notes will bear interest from May 20, 2021 at the rate of 0.500% per annum payable in arrears on each May 20, commencing May 20, 2022, to, subject as described in the Form of Note attached hereto as Exhibit A, the holders of record of the Notes as at (i) if the Notes are in definitive form, the close of business on the 15th day (whether or not a Business Day) immediately preceding the interest payment date or (ii) while interests in the Notes are represented by one or more global securities, the close of business on the business day (which, for this purpose shall mean a day on which Euroclear Bank SA/NV and Clearstream Banking SA, are open for business) immediately preceding the interest payment date. Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid or duly provided for on the Notes (or May 20, 2021 if no interest has been paid on the Notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. Subject to the exceptions and limitations set forth therein, additional interest will be paid on the Notes as set forth in Section 2 of the Form of Note attached hereto as Exhibit A.

6. The principal of and interest on the Notes will be payable at the office or agency of the Company maintained for that purpose, pursuant to the Indenture, in London, England, which shall be initially the corporate trust office of The Bank of New York Mellon, London Branch, located at One Canada Square, London E14 5AL; provided, however, that at the option of the Company, such payment of interest may be made by check mailed to the person entitled thereto as provided in the Indenture. The principal of and interest on the Notes, including payments made upon redemption of the Notes, will be payable in euro. If the euro is unavailable due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in United States dollars until the euro is again available to the Company or so used. In such circumstance, the amount payable on any date in euro will be converted into United States dollars on the basis of the market exchange rate for euro most recently available on, or prior to, the second Business Day before the relevant payment date.

7. The Notes will be redeemable by the Company prior to maturity as described in Section 3 of the Form of Note attached hereto as Exhibit A.

8. If a Change of Control Repurchase Event (as defined in the form of Note attached hereto as Exhibit A) shall have occurred, holders of the Notes (unless the Company has exercised its right to redeem the Notes) may require the Company to repurchase all or any part of the Notes in the manner provided and subject to the limitations set forth in the form of Note attached hereto as Exhibit A.

9. The Notes will not have the benefit of any sinking fund.

10. The Notes initially will be represented by global securities registered in the name of the nominee of The Bank of New York Mellon, London Branch, as common depositary (the “Depository”). The Notes will be issued only in fully registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

11. The Notes will initially be issued in the form of one or more global securities, substantially in the form attached hereto as Exhibit A. The Bank of New York Mellon, London Branch shall initially serve as the Depository for such global securities. Neither the Company nor the Trustee shall have any responsibility or obligation to Euroclear’s or Clearstream’s participants or the beneficial owners for whom they act with respect to their receipt from the Depository of payments on the Notes or notices given under the Indenture.

12. The words “execution,” “signed,” “signature,” and words of like import in the Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Without limitation to the foregoing, and anything in the Indenture to the contrary notwithstanding, (a) any Officers’ Certificate, Company Order, opinion of counsel, Security, certificate of authentication appearing on or attached to any of the Notes, or other certificate, opinion of counsel, instrument, agreement or other document delivered pursuant to the Indenture may be executed, attested and transmitted by any of the foregoing electronic means and formats, (b) all references in Section 2.5, Section 2.6 or elsewhere in the Indenture to the execution, attestation or authentication of any Notes or any certificate of authentication appearing on or attached to any Notes by means of a manual or facsimile signature shall be deemed to include signatures that are made or transmitted by any of the foregoing electronic means or formats, and (c) any requirement in Section 2.5, Section 2.6 or elsewhere in the Indenture that any signature be made under a corporate seal (or facsimile thereof) shall not be applicable to the Notes.

13. The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (for the purposes of this Section, “Instructions”) given pursuant to the Indenture and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing authorized representatives and containing specimen signatures of such authorized representatives, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an authorized representative listed on the incumbency certificate provided to the Trustee have been sent by such authorized representative. The Company shall be responsible for ensuring that only authorized representatives transmit such Instructions to the Trustee and that the Grantor, the Beneficiary and all authorized representatives are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

“Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

14. In order to comply with applicable law, the Company agrees to provide, at the request of the Paying Agent or Trustee, as applicable, such specified information (to the extent the Company has such information in its possession) about the transaction and the participants thereto, as is required under applicable law to enable the Paying Agent or Trustee, as applicable, to determine whether it has tax related obligations under applicable law, and the Company further agrees that the Paying Agent shall be entitled to make any withholding or deduction from payments under the Indenture to the extent such withholding or deduction is required by applicable law. The terms of this section shall survive the termination of the Indenture.

All capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Indenture.

IN WITNESS WHEREOF, we have set our hands as of this 20 day of May 2021.

KELLOGG COMPANY

By:	/s/ Joel A. Vander Kooi
Name: Joel A. Vander Kooi
Title: Vice President – Treasurer

By:	/s/ Gary H. Pilnick
Name: Gary H. Pilnick
Title: Vice Chairman, Corporate Development and Chief Legal Officer, Senior Vice President and Secretary

EXHIBIT A

See attached.

EXHIBIT A

FORM OF NOTE

(SPECIMEN)

KELLOGG COMPANY

0.500% Senior Notes due 2029

REGISTERED	REGISTERED

No. R-1	€300,000,000
CUSIP No.: 487836 BY3 ISIN No.: XS2343510520
Common Code No.: 234351052

Kellogg Company, a corporation duly organized and existing under the laws of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, as nominee of The Bank of New York Mellon, London Branch, as common depositary (the “Depository”) for Euroclear Bank SA/NV (“Euroclear”) or Clearstream Banking S.A. (“Clearstream”), or registered assigns, the principal sum set forth above or such other principal sum on the Schedule of Exchanges attached hereto (which shall not exceed €300,000,000) on May 20, 2029, and to pay interest thereon from May 20, 2021, or from the most recent interest payment date to which interest has been paid or duly provided for, annually in arrears on May 20 in each year, commencing May 20, 2022, at the rate of 0.500% per annum, until the principal hereof is paid or made available for payment.

Interest on this Security will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid or duly provided for on this Security (or May 20, 2021 if no interest has been paid on this Security), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

The interest so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered as at (i) if the Securities are in definitive form, the close of business on the 15th day (whether or not a Business Day) immediately preceding the interest payment date or (ii) while interests in the Securities are represented by one or more global securities, the close of business on the business day (which, shall mean for this purpose a day on which Euroclear and Clearstream are open for business) immediately preceding the interest payment date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Securityholder on such regular record date and may either be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to

Securityholders of this Series not less than 10 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which these Securities of this Series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

As set forth herein, the Company will pay additional interest on this Security in certain circumstances.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in London, England; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register, provided that such Person shall have given the Trustee written wire instructions at least five Business Days prior to the applicable interest payment date.

All payments on this Security will be made in euro. If the euro is unavailable due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of this Security will be made in United States dollars until the euro is again available to the Company or so used. In such circumstance, the amount payable on any date in euro will be converted into United States dollars on the basis of the market exchange rate for euro most recently available on, or prior to, the second Business Day before the relevant payment date. Any payment in respect of this Security so made in United States dollars will not constitute an Event of Default under this Security or the Indenture. The market exchange rate most recently available on, or prior to, the second Business Day before the relevant determination date will be the basis for determining the equivalent of the euro in the currency of the United States of America for any purpose under the Indenture, including for purposes of the definition of “Outstanding” in Section 1.1 of the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

As used in this Security, unless otherwise noted, “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the City of New York or London and a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system) or successor thereto, operates.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual, facsimile or electronic signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

* * * *

IN WITNESS WHEREOF, the Company has caused this Global Certificate to be signed on its behalf.

Dated: May 20, 2021

KELLOGG COMPANY

By:
Name: Joel A. Vander Kooi
Title: Vice President – Treasurer

By:
Name: Gary H. Pilnick
Title: Vice Chairman,
Corporate Development and Chief Legal Officer, Senior Vice President and Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein and referred to in the within- mentioned Indenture.

Dated: May 20, 2021

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF SECURITY]

0.500% Senior Notes due 2029

Section 1. Indenture

The Company issued the Securities under an Indenture, dated as of May 21, 2009, between the Company and the Trustee (the “Indenture”). The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. The Securities are subject to all terms and provisions of the Indenture, and Securityholders are referred to the Indenture and the Trust Indenture Act for a statement of such terms and provisions. In the event of any inconsistency between the terms of this Security and the terms of the Indenture, the terms of this Security shall prevail.

The Securities are senior unsecured obligations of the Company initially limited to €300,000,000 aggregate principal amount at any one time outstanding. This Security is one of a Series designated as 0.500% Senior Notes due 2029 of the Company (the “Securities”).

Section 2. Payment of Additional Amounts

Subject to the exceptions and limitations set forth below, additional interest will be paid on the Securities in such additional amounts as are necessary in order that the net payment by the Company or a Paying Agent of the principal of, and premium, if any, and interest on the Securities to a Securityholder who is not a United States Person (as defined below), after withholding or deduction for any future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in this Security to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1) to any tax, assessment or other governmental charge that would not have been imposed but for the Securityholder (or the beneficial owner for whose benefit such Securityholder holds the Securities), or a fiduciary, settlor, beneficiary, member or shareholder of the Securityholder if the Securityholder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Securities or the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;

(c) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(d) being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or

(e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2) to any Securityholder that is not the sole beneficial owner of the Securities, or a portion of the Securities, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Securityholder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Securityholder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Securityholder or beneficial owner of the Securities, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a Paying Agent from the payment;

(5) to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7) to any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other Paying Agent;

(8) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Securityholder, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9) to any tax, assessment or other governmental charge that would not have been imposed or withheld but for the beneficial owner being a bank (i) purchasing the Securities in the ordinary course of its lending business or (ii) that is neither (A) buying the Securities for investment purposes only nor (B) buying the Securities for resale to a third-party that either is not a bank or holding the notes for investment purposes only;

(10) to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement; or

(12) in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10).

This Security is subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to this Security. Except as specifically provided above, no payment will be required for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used herein, the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States Person” means any individual who is a citizen or resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Section 3. Redemption

(A) Optional Redemption

Prior to the Par Call Date, the Securities may be redeemed at the Company’s option, at any time in whole or from time to time in part. The redemption price for the Securities to be redeemed on any redemption date will be equal to the greater of the following amounts:

(a)	100% of the principal amount of the Securities being redeemed on the redemption date; and

(b)

the sum of the present values of the remaining scheduled payments of principal and interest on the Securities being redeemed that would be due if such Securities matured on the Par Call Date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 15 basis points;

plus, in each case, accrued and unpaid interest on the Securities to the redemption date. Notwithstanding the foregoing, installments of interest on the Securities that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered Securityholders as of the close of business on the relevant record date according to the Securities and the Indenture.

On and after the Par Call Date, the Securities will be redeemable, at the Company’s option, at any time in whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the Securities plus accrued and unpaid interest, to, but excluding, the redemption date. Notwithstanding the foregoing, installments of interest on the Securities that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Securities and the Indenture.

The Company will mail notice of any redemption at least 30 days but not more than    60 days before the redemption date to each Securityholder of the Securities to be redeemed. So long as interests in the Securities are represented by one or more global Securities, notices to Securityholders may be given by delivery to Euroclear and Clearstream for communication by them to the Securityholders, and such notices shall be deemed to be given on the date of delivery to Euroclear and Clearstream. While interests in the Securities are represented by one or more global Securities, the Securities to be so redeemed will, in the case of partial redemption of the Securities, be selected in accordance with the rules of Euroclear and/or Clearstream (to be reflected in the records of Euroclear and Clearstream as either a pool factor or a reduction in nominal amount at their discretion) and, upon the redemption of the Securities (in whole or in part as aforesaid), the Trustee shall annotate the relevant global Security accordingly. Once notice of redemption is mailed or made as aforesaid, the Securities called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date. Notwithstanding Section 12.2 of the Indenture, notice of any redemption need not set forth the redemption price but only the manner of calculation thereof. The Company will notify the Trustee and the Paying Agent of the redemption price for any such redemption promptly after the calculation thereof and neither the Trustee nor the Paying Agent shall have any responsibility for such calculation.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the Securities to be redeemed, or if such Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of the Reference Bond Dealers, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Securities to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by the Independent Investment Banker.

“Independent Investment Banker” means one of the Reference Bond Dealers that the Company appoints as the Independent Investment Banker from time to time.

“Reference Bond Dealer” means (A) each of Coöperatieve Rabobank U.A., ING Bank N.V. and Morgan Stanley & Co. International plc (or their respective affiliates that are Primary Bond Dealers), and their respective successors and (B) any other Primary Bond Dealer selected by the Company.

“Par Call Date” means March 20, 2029.

On and after the redemption date, interest will cease to accrue on the Securities or any portion of the Securities called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest). On or before the redemption date, the Company will deposit with a Paying Agent or the Trustee money sufficient to pay the redemption price of and accrued interest on the Securities to be redeemed on that date. If less than all of the Securities are to be redeemed, the Securities to be redeemed shall be selected pro rata or in case the Securities are represented by one or more global Securities, beneficial interests therein shall be selected for redemption by Euroclear and Clearstream in accordance with their respective applicable procedures therefor. The Securities are not entitled to the benefit of any mandatory redemption or sinking fund.

(B) Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendment to, an official position or judicial precedent regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after May 11, 2021, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described in Section 2 hereof with respect to the Securities, then the Company may at any time at the Company’s option redeem, in whole, but not in part, the Securities on not less than 30 nor more than 60 days’ prior notice to the Securityholders, at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest on the Securities to the redemption date.

The Company will mail notice of any such redemption to the Securityholders within the notice period specified in the foregoing paragraph. So long as interests in the Securities are represented by one or more global Securities, notices to Securityholders may be given by delivery to Euroclear and Clearstream for communication by them to the Securityholders, and such notices shall be deemed to be given on the date of delivery to Euroclear and Clearstream. While interests in the Securities are represented by one or more global Securities, upon the redemption of the Securities as aforesaid, the Trustee shall annotate the relevant global Security accordingly.

(C) Redemption for Reason of Minimal Outstanding Amount

The Company may at any time purchase Securities in the open market, pursuant to a tender offer or otherwise and at any price. Such acquired Securities may be cancelled, held or resold; provided that in the case of resale, if any such resold Securities are not fungible with the Securities of the original series of acquired Securities for U.S. federal income tax purposes, such resold Securities will have separate CUSIP, Common Code and ISIN numbers. In the event that the Company has purchased Securities equal to or greater than 80% of the aggregate principal amount of Securities initially issued, the Company may redeem, in whole, but not in part, the remaining Securities on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of the principal amount of the Securities to be redeemed, together with accrued and unpaid interest on those Securities to, but not including, the date fixed for redemption.

Section 4. Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless the Company has exercised its right to redeem the Securities in whole by giving notice of such redemption as described in Section 3 hereof, the Company will make an offer to each Securityholder to repurchase all or any part (equal to €100,000 and integral multiples of €1,000 in excess thereof) of that holder’s Securities at a repurchase price in cash equal to 101% of the aggregate principal amount of Securities repurchased plus any accrued and unpaid interest on the Securities repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, the Company will mail a notice to each Securityholder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Securities on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. So long as interests in the Securities are represented by one or more global Securities, notices may be given in the manner required by this paragraph by delivery to Euroclear and Clearstream for communication by them to the Securityholders, and such notices shall be deemed to be given on the date of delivery to Euroclear and Clearstream. The notice shall, if mailed or made prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of this Security, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of this Security by virtue of such conflict.

On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:

(a)	accept for payment all Securities or portions of Securities properly tendered pursuant to the Company’s offer;

(b)	deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Securities or portions of Securities properly tendered; and

(c)

deliver or cause to be delivered to the Trustee the Securities properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Securities being purchased by the Company.

The Paying Agent will promptly remit to each Securityholder of properly tendered Securities the purchase price for the Securities, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Securityholder a new Security equal in principal amount to any unpurchased portion of any Securities surrendered; provided, that each new Security will be in a principal amount of €100,000 and integral multiples of €1,000 in excess thereof. Notwithstanding the foregoing provisions of this Section 4, while interests in the Securities are represented by one or more global Securities, the registered holder(s) of the global Securities will, on or prior to the Change of Control Repurchase Event payment date, give notice to the Trustee and the Paying Agent of any acceptance of such offer to repurchase as aforesaid in accordance with the standard procedures of Euroclear and Clearstream (which may include notice being given on its or their instructions by Euroclear or Clearstream or any depositary for them to the Paying Agent by electronic means) and, at the same time present or procure the presentation of the relevant global Security or global Securities to the Trustee for notation accordingly.

The Company will not be required to make an offer to repurchase the Securities upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Securities properly tendered and not withdrawn under its offer. An offer to repurchase the Securities upon a Change of Control Repurchase Event may be made in advance of a Change of Control Repurchase Event, if a definitive agreement is in place for a Change of Control at the time of the making of such an offer.

“Below Investment Grade Rating Event” occurs if both the rating on the Securities is lowered by each of the Rating Agencies and the Securities are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of the Company’s Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its Subsidiaries;

(2) the adoption of a plan relating to the Company’s liquidation or dissolution;

(3) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or

(4) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its wholly-owned Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of the Company’s Voting Stock, measured by voting power rather than number of shares.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the Securities; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Fitch, Moody’s or S&P, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Section 5. Sinking Fund

The Securities are not subject to any sinking fund.

Section 6. Denominations; Transfer; Exchange

The Securities are in registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof. A Securityholder may transfer or exchange Securities in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Securityholder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Securities selected for redemption or to transfer or exchange any Securities for a period of 15 days prior to the mailing of a notice of redemption of Securities to be redeemed. Notwithstanding the foregoing provisions of this paragraph, interests in Securities which are represented by a global Security will be transferable in accordance with the rules and procedures effective from time to time of Euroclear and Clearstream, as the case may be.

A global Security deposited with the Depository shall be transferred to the beneficial owner thereof in the form of definitive Securities only if (a) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a common depositary, and a successor common depositary is not appointed within 90 days of this notice or (b) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Securities in definitive form under the Indenture. Upon surrender by the Depository of the global Securities, certificated Securities will be issued to each Person that the Depository identifies as the beneficial owner of the Securities (or nominee of such beneficial owners) represented by the global Security. Upon any such issuance, the Trustee is required to register the certificated Securities in the name of such Person or Persons or the nominee of any of such Persons and cause the same to be delivered to such Persons (or the nominee of such Persons). Neither the Company nor the Trustee shall be liable for any delay by the Depository or any participant or indirect participant in Euroclear or Clearstream in identifying the beneficial owners of the related Securities and each such Person may conclusively rely on, and shall be protected in relying on, instructions from the Depository for all purposes, including with respect to the registration and delivery, and respective principal amounts, of the Securities to be issued.

Section 7. Events of Default

If an Event of Default with respect to Securities shall occur and be continuing, the principal of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

Section 8. Persons Deemed Owners

Subject to the second paragraph of this Section 8, the registered Securityholder may be treated as the owner of this Security for all purposes. Except as provided in Section 6 hereof, owners of beneficial interests in the Securities will not be entitled to have the Securities registered in their names, will not receive or be entitled to receive physical delivery of the Securities in definitive form and will not, subject to the second paragraph of this Section 8, be considered the owners or Securityholders under the Indenture, including for purposes of receiving any reports delivered by the Company or the Trustee pursuant to the Indenture.

In considering the interests of Securityholders while interests in the Securities are represented by one or more global Securities held on behalf of Euroclear or, as the case may be, Clearstream, the Trustee may have regard to any information provided to it by such clearing systems or their respective operators as to the identity (either individually or by category) of its accountholders with entitlements in respect of Securities represented by the global Securities and may consider such entitlements as if such accountholders were the holders of the relevant Securities represented by such global Securities.

Section 9. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Securityholders entitled to the money must look only to the Company and not to the Trustee for payment.

Section 10. Discharge and Defeasance

Subject to certain conditions, the Company at any time may terminate some of or all its obligations under the Securities and the Indenture upon compliance by the Company with certain conditions set forth in the Indenture. For purposes of the discharge and defeasance provisions, German government securities shall be used instead of U.S. Government Obligations in respect of payments due in euro on the Securities.

Section 11. Trustee Dealings with the Company

Subject to certain limitations imposed by the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

Section 12. No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

Section 13. Authentication

This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Security.

Section 14. Notices

Notices to Securityholders will be mailed to the registered holders, subject to the provisions herein. Any notice shall be deemed to have been given on the date of mailing. The Trustee will only mail notices to the registered Securityholder. The Trustee will mail notices as directed by the Company in writing by first-class mail, postage prepaid, to each registered Securityholder’s last known address as it appears in the Security Register that the Trustee maintains. Securityholders will not receive notices regarding the Securities directly from the Company unless the Company reissues the Securities in fully certificated form. So long as the interests in the Securities are represented by one or more global Securities, notices to Securityholders may be given by delivery of the relevant notice to Euroclear and Clearstream for communication by them to the Securityholders, and such notices shall be deemed to be given on the date of delivery to Euroclear and Clearstream.

Section 15. Governing Law

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 16. CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Securities and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

Section 17. Paying Agent

Initially, The Bank of New York Mellon, London Branch, will act as Paying Agent. The Company reserves the right at any time to vary or terminate the appointment of any Paying Agent, to appoint additional or other Paying Agents and to approve any change in the office through which any Paying Agent acts, subject always to the provisions of the last paragraph of Section 2 hereof.

Section 18. Defined Terms

All terms used in this Security which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

References to Euroclear and/or Clearstream shall, whenever the context so permits, be deemed to include a reference to any additional or alternative clearing system as may be approved by the Company, the Paying Agent and the Trustee.

The Company will furnish to any Securityholder upon written request and without charge to the Securityholder a copy of the Indenture which has in it the text of this Security.

CERTIFICATE TO BE DELIVERED UPON EXCHANGE

OR REGISTRATION OF TRANSFER OF SECURITIES

This Certificate relates to €300,000,000 principal amount of Securities held in (check applicable space)                  book-entry or                  definitive form by                             (the “Transferor”).

The Transferor (check one box below):

•

has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Security held by the Depository a Security or Securities in definitive, registered form of authorized denominations in an aggregate principal amount equal to its beneficial interest in such Global Security (or the portion thereof indicated above); or

•	has requested the Trustee by written order to exchange or register the transfer of a Security or Securities.

[INSERT NAME OF TRANSFEROR]

Dated:	By:_

SCHEDULE OF EXCHANGES

The following exchanges, redemptions or purchases of a part of this Global Security have been made:

Date of Exchange/Redemption/ Repurchase	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease (or increase)	Signature of authorized signatory of Trustee or Security Custodian

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Print or type assignee’s name, address and zip code)

                (Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                                                                  agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:                                                           Your Signature:

Sign exactly as your name appears on the other side of this Security.